UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2018

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Calle Amanecer San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                                           Other Events.

ReShape Lifesciences Inc. (the “Company”) is filing this Current Report on Form 8-K to (i) describe certain corrections to the Company’s unaudited condensed consolidated balance sheets as of June 30, 2017 and September 30, 2017 that will be reflected in the Company’s audited financial statements for the fiscal year ended December 31, 2017 to be included in the Company’s Annual Report on Form 10-K, and (ii) identify a material weakness in its internal control over financial reporting at December 31, 2017.

In connection with the completion of the Company’s year-end audit procedures and the preparation of its Annual Report on Form 10-K, Deloitte & Touche LLP, the Company’s independent registered public accounting firm, identified certain errors in the Company’s purchase accounting related to its acquisition of BarioSurg, Inc. that were reflected in the Company’s unaudited condensed consolidated balance sheets as of June 30, 2017 and September 30, 2017. Specifically, in its allocation of the BarioSurg, Inc. purchase price, the Company failed to record a $7.6 million deferred income tax liability related to the indefinite-lived intangible asset, In-Process Research and Development, with an offsetting increase in Goodwill in its condensed consolidated balance sheets.  The Company does not believe that these balance sheet misstatements, which related to non-cash items, as of June 30, 2017 and September 30, 2017 were material to its financial statements on those dates taken as a whole.  However, the omission of this deferred tax liability led to what we have concluded to be a material weakness in internal control over financial reporting.  Specifically, because the unrecorded deferred tax liability relates to an indefinite-lived intangible asset, the Company cannot offset the deferred tax liability with available deferred tax assets when determining its net deferred tax position under generally accepted accounting principles.  As a result, when the unrecorded deferred tax liability required remeasurement due to the December 22, 2017 enactment of the Tax Cuts and Jobs Act, this in turn required recognition of a $2.3 million income tax benefit in our Consolidated Statement of Operations for the quarter and year ended December 31, 2017.

The Company has taken steps to ensure that its audited financial statements for the year ended December 31, 2017 that will be included in its Annual Report on Form 10-K will fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows as of the dates, and for the periods presented, in conformity with U.S. GAAP.

In connection with its review of the matters set forth above, management of the Company, in consultation with the Audit Committee, has identified a material weakness in the Company’s internal controls over financial reporting as of December 31, 2017, primarily related to the BarioSurg, Inc. acquisition-related deferred tax liability and its fourth quarter 2017 revaluation. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The Company, the Audit Committee and the Company’s Board of Directors are committed to maintaining a strong internal control environment, and are currently evaluating remediation efforts that will be designed to enhance our control environment. We expect that the remediation efforts will include engaging its external income tax service provider to specifically analyze deferred income tax attributes of acquisitions and other significant unusual transactions and to perform such analysis as promptly as possible after such transactions. Once the remediation plan is finalized and implemented, the identified material weaknesses in internal control over financial reporting will be considered fully addressed when the relevant internal controls have been in operation for a sufficient period of time for our management to conclude that the material weaknesses have been fully remediated and our internal control over financial reporting is effective. The Company will work to design, implement and rigorously test these new controls in order to make these final determinations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer

Dated: March 20, 2018